Ernst & Young LLP Chartered Accountants Pacific Centre P.O. Box 10101 700 West Georgia Street Vancouver, Canada V7Y 1C7	Phone: 604 891-8200 Fax: 604-643-5422

April 05, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

Re: FITMEDIA INC.

We have read Item 4.01 of Form 8-K dated March 30, 2006 of Fitmedia Inc. and :

  we are in agreement with the statements made in paragraphs (a)(i), (a)(ii) and (a)(iv);

  we have no basis to agree or disagree with the statements made in paragraphs a(iii) and (b)(i);

  we are in agreement with the statements made in the first and second sentences of paragraph (a)(v) but we have no basis to comment on the last sentence in that paragraph.

Sincerely

/s/ Ernst & Young LLP

ERNST & YOUNG LLP

A member of Ernst & Young Global